Infinity Property and Casualty Reports 8.9% Gross Written Premium Growth for the Fourth Quarter of 2010

BIRMINGHAM, Ala., Feb. 10, 2011 /PRNewswire/ -- Infinity Property and Casualty Corporation (Nasdaq: IPCC), a national provider of personal automobile insurance, today reported results for the three and twelve months ended December 31, 2010:

	Three months ended December 31,			Twelve months ended December 31,
(in millions, except per share amounts and ratios)	2010	2009	Change	2010	2009	Change

Gross written premium (1)	$216.5	$198.9	8.9%	$952.4	$848.8	12.2%
Revenues	$249.4	$224.8	10.9%	$961.3	$883.4	8.8%

Net earnings	$28.8	$34.7	(16.9%)	$91.5	$70.6	29.6%
Net earnings per diluted share	$2.25	$2.53	(11.1%)	$6.95	$5.09	36.5%

Operating earnings (1)	$25.6	$31.6	(18.9%)	$80.6	$84.6	(4.7%)
Operating earnings per diluted share (1)	$2.00	$2.31	(13.4%)	$6.12	$6.10	0.3%

Underwriting income (1)	$31.8	$42.0	(24.2%)	$94.4	$97.8	(3.5%)
Combined ratio	86.5%	80.0%	6.5 pts	89.6%	88.5%	1.1 pts

Return on equity	17.5%	22.9%	(5.4) pts	14.3%	12.3%	2.0 pts
Operating income return on equity (1)	15.6%	20.9%	(5.3) pts	12.6%	14.8%	(2.2) pts

Book value per share				$53.03	$45.80	15.8%
Debt to total capital				22.8%	23.9%	(1.1) pts
Debt to tangible capital (1)				24.9%	26.4%	(1.5) pts
(1) Measures used in this release that are not based on generally accepted accounting principles ("non-GAAP") are defined at the end of this release and reconciled to the most comparable GAAP measure.

Gross written premium grew 8.9% during the fourth quarter of 2010 compared with the same period in 2009 with growth in seven of the eight Focus States.

Net and operating earnings declined in the fourth quarter of 2010 as compared with the same period in 2009 primarily as a result of a greater amount of favorable development on prior accident year loss and loss adjustment expense reserves recognized in the fourth quarter of 2009.  Favorable development recognized in earnings during the fourth quarter of 2010 was $20.1 million, pre-tax ($1.02 per diluted share after-tax) and resulted primarily from bodily injury coverages in California as well as the Commercial Vehicle product related to accident years 2009 and 2008.  Favorable development recognized in the fourth quarter of 2009 was $32.0 million, pre-tax ($1.52 per diluted share after-tax).

Favorable development for the twelve months ended December 31, 2010 was $73.9 million, pre-tax ($3.65 per diluted share after-tax) and resulted primarily from bodily injury coverages in California, Connecticut, Florida, Pennsylvania as well as the Commercial Vehicle product related to accident years 2009, 2008 and 2007.  Favorable development for the twelve months ended December 31, 2009 was $65.4 million, pre-tax ($3.06 per diluted share after-tax).

Contributing to the increase in net earnings for the twelve months ended December 31, 2010 compared with the same period of the prior year was an increase in net realized gains on investments.  Infinity had $10.4 million of net realized gains for the twelve months ended December 31, 2010 compared with a net realized loss of $14.8 million for the twelve months ended December 31, 2009.

Operating earnings for the twelve months ended December 31, 2010 declined compared with the same period in 2009 due to lower investment income, as a result of an overall decline in investment yields, and a higher combined ratio.  The loss ratio has increased primarily due to the double-digit premium growth in many of the Focus States during 2010 as new business typically generates a higher loss ratio compared with renewal business.  In addition, Infinity experienced an increase in its expense ratio as the overall commission ratio has increased due to higher commission rates paid on new business.

James Gober, Infinity's Chairman, President and CEO stated, "We finished the year with gross premium growth in excess of plan and I am very pleased that our 2010 accident year combined ratio is within our initial guidance range, particularly given our better than expected  growth.  We believe we will continue to have opportunities for profitable growth in 2011."

2011 Earnings Guidance

Infinity's initial guidance for 2011, based on fully diluted operating earnings, is $2.00-$2.50.  The guidance assumes gross premium growth between 7.5%-12.5% as compared with the prior year, and an accident year combined ratio, which excludes favorable development on prior accident period loss and loss adjustment expense reserves, between 98.0% and 99.0%.

Share and Debt Repurchase Program

During the fourth quarter of 2010, Infinity repurchased 110,700 shares at an average price, excluding commissions, of $57.33.  Infinity has $38.1 million of capacity left under its share and debt repurchase program, which expires December 31, 2011.

Forward-Looking Statements

This press release, notably "2011 Earnings Guidance," contains certain statements that could be considered "forward-looking statements" made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements in this press release not dealing with historical results or current facts are forward-looking and are based on estimates, assumptions, and projections. Statements which include the words "assumes," "believes," "seeks," "expects," "may," "should," "intends," "likely," "targets," "plans," "anticipates," "estimates" or the negative version of those words and similar statements of a future or forward-looking nature identify forward-looking statements.

The primary events or circumstances that could cause actual results to differ materially from those expected by Infinity include determinations with respect to reserve adequacy, realized gains or losses on the investment portfolio (including other-than-temporary impairments for credit losses), rising bodily injury loss cost trends, undesired business mix or risk profile for new business, elevated unemployment rates, and the proliferation of illegal immigration legislation in key focus states. Infinity undertakes no obligation to publicly update or revise any of the forward-looking statements. For a more detailed discussion of some of the foregoing risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see Infinity's filings with the Securities and Exchange Commission.

Conference Call

The Company will hold a conference call to discuss fourth quarter 2010 results at 11:00 a.m. (ET) today, February 10.  There are two alternative communication modes available to listen to the call. Telephone access will be available by dialing 1-888-713-4205 and providing the confirmation code 34934904.  Please dial 5 to 10 minutes prior to the scheduled start time. A replay of the call will also be available two hours following the completion of the call, at around 2:00 p.m. (ET), and will run until Thursday, February 17, 2011. To listen to the replay, dial 1-888-286-8010 and provide the confirmation code 63378395.  The conference call will also be broadcast live over the Internet. To listen to the call via the Internet, go to Infinity's website, http://www.infinityauto.com, click on Investor Relations and follow the instructions at the webcast link. The archived webcast will be available on Infinity's website approximately two hours following the completion of the call and will be available for one year.

Infinity Property and Casualty Corporation Statements of Earnings (in millions, except EPS and dividends)
(unaudited)	Three months ended December 31,		Twelve months ended December 31,
	2010	2009	2010	2009
Revenues:
Earned premium	$235.8	$209.7	$905.9	$848.4
Net investment income	10.7	11.5	44.6	49.4
Net realized gains (losses) on investments(1)	2.9	3.2	10.4	(14.8)
Other income	0.1	0.3	0.3	0.4
Total revenues	249.4	224.8	961.3	883.4

Costs and Expenses:
Losses and loss adjustment expenses (2)	154.5	121.0	606.7	564.2
Commissions and other underwriting expenses	49.5	46.7	204.8	186.5
Interest expense	2.7	2.7	10.8	11.1
Corporate general and administrative expenses	1.7	1.5	7.8	6.7
Other expenses	0.4	2.1	2.5	3.9
Total costs and expenses	208.7	174.1	832.7	772.3

Earnings before income taxes	40.7	50.7	128.6	111.1
Provision for income taxes	11.9	16.0	37.1	40.6
Net Earnings	$28.8	$34.7	$91.5	$70.6

Earnings per Common Share:
Basic	$ 2.32	$ 2.57	$ 7.13	$ 5.17
Diluted	$ 2.25	$ 2.53	$ 6.95	$ 5.09

Average Number of Common Shares:
Basic	12.4	13.5	12.8	13.7
Diluted	12.8	13.7	13.2	13.9

Cash Dividends per Common Share	$0.14	$ 0.12	$0.56	$ 0.48
Note: Columns may not foot due to rounding
Notes:
(1) Net realized gains before impairment losses	$3.8	$3.7	$13.3	$5.0

Total other-than-temporary impairment ("OTTI") losses	(1.6)	(0.0)	(1.8)	(11.9)
Non-credit portion in other comprehensive income	0.7	-	0.7	3.8
OTTI losses reclassified from other comprehensive income	(0.1)	(0.4)	(1.8)	(11.8)
Net impairment losses recognized in earnings	(1.0)	(0.5)	(2.9)	(19.9)

Total net realized gains (losses) on investments	$2.9	$3.2	$10.4	$(14.8)
Note: Columns may not foot due to rounding

(2) Losses and loss adjustment expenses for the three months ended December 31, 2010 and December 31, 2009 include $20.1 million, pre-tax, and $32.0 million, pre-tax, of favorable development on prior accident year loss and loss adjustment expense reserves, respectively.

Losses and loss adjustment expenses for the twelve months ended December 31, 2010 and December 31, 2009 include $73.9 million, pre-tax, and $65.4 million, pre-tax, of favorable development on prior accident year loss and loss adjustment expense reserves, respectively.

Infinity Property and Casualty Corporation Balance Sheets (in millions, except book value per share)
	December 31, 2010 (unaudited)	September 30, 2010 (unaudited)	December 31, 2009 (audited)
Assets:
Investments:
Fixed maturities, at fair value	$1,177.7	$1,207.8	$1,146.7
Equity securities, at fair value	42.3	40.8	39.4
Total investments	1,220.0	1,248.6	1,186.1
Cash and cash equivalents	63.6	65.4	99.7
Accrued investment income	12.0	11.9	11.2
Agents' balances and premium receivable	336.7	354.7	301.7
Property and equipment (net of depreciation)	25.1	26.9	27.9
Prepaid reinsurance premium	1.9	2.0	1.5
Recoverable from reinsurers	16.8	17.3	18.0
Deferred policy acquisition costs	79.4	81.8	68.8
Current and deferred income taxes	14.9	6.7	10.3
Other assets	6.7	7.4	5.7
Goodwill	75.3	75.3	75.3
Total assets	$1,852.4	$1,898.1	$1,806.3

Liabilities and Shareholders' Equity:
Liabilities:
Unpaid losses and loss adjustment expenses	$477.8	$497.5	$509.1
Unearned premium	417.4	438.1	376.1
Payable to reinsurers	-	-	0.1
Long-term debt	194.7	194.7	194.7
Commissions payable	24.2	27.2	22.6
Payable for securities purchased	0.4	9.7	17.6
Other liabilities	76.5	79.2	68.1
Total liabilities	1,191.2	1,246.3	1,188.2

Shareholders' Equity:
Common stock	21.2	21.2	21.1
Additional paid-in capital	349.7	348.4	344.0
Retained earnings (1)	625.5	598.4	541.2
Accumulated other comprehensive income, net of tax	24.5	37.1	19.5
Treasury stock, at cost (2)	(359.8)	(353.4)	(307.6)
Total shareholders' equity	661.2	651.7	618.2
Total liabilities and shareholders' equity	$1,852.4	$1,898.1	$1,806.3

Shares outstanding	12.5	12.6	13.5
Book value per share	$53.03	$51.91	$45.80
Note: Columns may not foot due to rounding

Notes:

(1) The change in retained earnings from September 30, 2010 is a result of net income of $28.8 million less shareholder dividends of $1.7 million.  The change in retained earnings from December 31, 2009 is a result of net income of $91.5 million less shareholder dividends of $7.2 million.

(2) Infinity repurchased 110,700 common shares during the fourth quarter of 2010 at an average per share price, excluding commissions, of $57.33.  Infinity repurchased 1,114,200 shares during the twelve months ended December 31, 2010 at an average per share price, excluding commissions, of $46.79.

Definitions of Non-GAAP Financial and Operating Measures

Operating earnings are defined as net earnings, before realized gains and losses on investments and the cumulative effect of a change in accounting principle, after tax.  Infinity reports this non-GAAP measure because realized gains and losses on investments can be volatile and because it is a measure used often by investors in evaluating insurance companies.  Net earnings are the most comparable GAAP measure.

Underwriting income measures the insurer's profit on insurance sales after all losses and expenses have been paid.  It is calculated by deducting losses and loss adjustment expenses and underwriting expenses from premiums earned.  Infinity reports this non-GAAP measure to show profitability before inclusion of investment income, holding company expenses, interest expense or taxes and because it is a measure used often by investors in evaluating insurance companies.  Net earnings are the most comparable GAAP measure.

Below is a schedule that reconciles operating earnings and underwriting income to net earnings:

	Three months ended December 31,		Twelve months ended December 31,
(in millions, except EPS)	2010	2009	2010	2009

Earned premium	$235.8	$209.7	$905.9	$848.4
Losses and loss adjustment expenses	(154.5)	(121.0)	(606.7)	(564.2)
Commissions and other underwriting expenses	(49.5)	(46.7)	(204.8)	(186.5)

Underwriting income	31.8	42.0	94.4	97.8

Net investment income	10.7	11.5	44.6	49.4
Other income	0.1	0.3	0.3	0.4
Interest expense	(2.7)	(2.7)	(10.8)	(11.1)
Corporate general and administrative expenses	(1.7)	(1.5)	(7.8)	(6.7)
Other expenses	(0.4)	(2.1)	(2.5)	(3.9)

Pre-tax operating earnings	37.8	47.5	118.2	126.0

Provision for income taxes	(12.2)	(15.8)	(37.6)	(41.4)

Operating earnings, after-tax	25.6	31.6	80.6	84.6

Realized gains (losses) on investments, pre-tax	2.9	3.2	10.4	(14.8)
(Provision) benefit for income taxes	(1.0)	(1.1)	(3.7)	5.2
Decrease (increase) in provision for tax valuation allowance	1.3	0.9	4.2	(4.3)
Realized gains (losses) on investments, net of tax	3.2	3.0	11.0	(14.0)

Net earnings	$28.8	$34.7	$91.5	$70.6

Operating earnings per diluted share	$2.00	$2.31	$6.12	$6.10
Realized gains (losses) on investments, net of tax	0.15	0.15	0.51	(0.70)
Decrease (increase) in provision for tax valuation allowance	0.10	0.07	0.32	(0.31)
Net earnings per diluted share	$2.25	$2.53	$6.95	$5.09

Note: Columns may not foot due to rounding

Gross written premium is the amount of premium charged for policies issued during a fiscal period.  Earned premium is a GAAP measure and represents the portion of gross written premium (after cessions to reinsurers) that has been recognized in income in the financial statements for the periods presented as earned on a pro-rata basis over the term of the policies.

Below is a schedule that reconciles gross written premium to earned premium:

	Three months ended December 31,		Twelve months ended December 31,
(in millions)	2010	2009	2010	2009

Gross written premium	$216.5	$198.9	$952.4	$848.8
Ceded reinsurance	(1.5)	(1.1)	(5.6)	(4.9)
Net written premium	215.0	197.7	946.9	843.9
Change in unearned premium	20.7	11.9	(41.0)	4.5
Earned premium	$235.8	$209.7	$905.9	$848.4

Tangible capital is defined as total capital (long-term debt plus total shareholders' equity) less intangible assets.  Infinity reports this non-GAAP measure because it is a measure often used by debt-holders and rating agencies when evaluating financial leverage.  Total capital is the most comparable GAAP measure.

Below is a schedule that reconciles tangible capital to total capital:

(in millions)	December 31, 2010	December 31, 2009

Tangible capital	$780.6	$737.5
Goodwill	75.3	75.3

Total Capital	$855.9	$812.8
Note: Columns may not foot due to rounding

Infinity also makes available an investor supplement on its website.  To access the supplemental financial information, go to www.infinityauto.com and click on "Investor Relations" followed by "Quarterly Reports."

CONTACT: Amy Jordan, Investor Relations, +1-205-803-8186, amy.jordan@ipacc.com